UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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 Explanatory Note  This Schedule 14A filed on form DEFA14A (the “Amended Filing”) is being filed to amend the definitive additional materials filed on form DEFA14A with the Securities and Exchange Commission (“SEC”) on April 23, 2021 (the “Original Filing”). The Original Filing inadvertently contained three slides that were not intended to be included in the filing. This Amended Filing omits slides 42-44 from the Original Filing. Please refer to this Amended Filing instead of the Original Filing. Except for the amendment described above, this Amended Filing contains the same information and materials as the Original Filing.

 2021 Proxy Statement Highlights  April – May 2021

 This presentation contains forward‐looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding executive compensation program components and environmental, social and governance (“ESG”) initiatives and expectations regarding Coeur’s mining properties. Such forward‐looking statements involve known and unknown risks, uncertainties, and other factors which may cause Coeur's actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward‐looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large‐scale mining projects, environmental hazards, industrial accidents, weather, or geologically related conditions), changes in the market prices of gold, silver, zinc, and lead, and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade variability, any future labor disputes, or work stoppages, the uncertainties inherent in the estimation of mineral reserves and resources, changes that could result from Coeur's future acquisition of new mining properties or businesses, the loss or insolvency of any third‐party smelter to which Coeur markets its production, the effects of environmental and other governmental regulations, the effects of the 2019 novel coronavirus (COVID-19) pandemic, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent report on Form 10‐K. Actual results, developments, and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward looking statements. Coeur disclaims any intent or obligation to update publicly such forward‐looking statements, whether as a result of new information, future events, or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations, or statements made by third parties in respect of Coeur, its financial or operating results or its securities.Non‐U.S. GAAP Measures ‐ We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non‐U.S. GAAP financial measures, including adjusted EBITDA, free cash flow and adjusted costs applicable to sales per ounce. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe adjusted EBITDA, free cash flow and adjusted costs applicable to sales are important measures in assessing the Company's overall financial performance.

 Reserves, Resources and Mineralized MaterialCoeur is subject to the reporting requirements of the Securities Exchange Act of 1934 and applicable Canadian securities laws, and as a result we report our mineral reserves according to two different standards. Canadian reporting requirements for disclosure of mineral properties are governed by National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The definitions of NI 43-101 are adopted from those given by the Canadian Institute of Mining, Metallurgy and Petroleum. U.S. reporting requirements, however, are governed by the SEC Industry Guide 7 (“Guide 7”). Both sets of reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but embody different approaches and definitions. Under Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.In our public filings in Canada and in certain other announcements not filed with the SEC, we disclose measured, indicated and inferred resources, each as defined in NI 43-101, in addition to our mineral reserves. U.S. investors are cautioned that, while the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” are recognized and required by Canadian securities laws, Guide 7 does not recognize them. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves, and therefore U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into Guide 7 compliant reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources, and therefore it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Therefore, investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.In this presentation, and in our other filings with the SEC, we modify our estimates made in compliance with NI 43-101 to conform to Guide 7 for reporting in the United States. In this presentation, we use the term “mineralized material” to describe mineralization in mineral deposits that do not constitute “reserves” under U.S. standards. “Mineralized material” is substantially equivalent to measured and indicated mineral resources (exclusive of reserves) as disclosed for reporting purposes in Canada, except that the SEC only permits issuers to report "mineralized material" in tonnage and average grade without reference to contained ounces. We provide disclosure of mineralized material to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements. We caution you not to assume that all or any part of mineralized material will ever be converted into Guide 7 compliant reserves.

 In connection with the solicitation of proxies, Coeur Mining, Inc. (“Coeur”) filed with the SEC and mailed to stockholders a definitive proxy statement dated March 30, 2021 (the “Proxy Statement”). The Proxy Statement contains important information about Coeur and its 2021 Annual Stockholders’ Meeting. Stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Coeur through the web site maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Coeur by contacting Investor Relations in writing at Coeur Mining, Inc., Investor Relations, 104 S. Michigan Avenue, Suite 900, Chicago, IL 60603 or by telephone at (312) 489-5800. The Proxy Statement and other SEC filings are also available at www.coeur.com/investors/overview/. The contents of the web sites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also call our solicitors if they have questions or need assistance voting their shares, or with requests for additional copies of the proxy materials: Morrow Sodali LLC at (203) 658-9400.

 Relevant Terms  We use the following terms in this presentation and in the Proxy Statement to describe our operations and results, some of which are non-GAAP financial measures. Please see the applicable non-GAAP reconciliation tables in the appendix to this presentation  Adjusted EBITDA  Earnings before interest, taxes, depreciation and amortization, adjusted to exclude items that may not be indicative of, or are unrelated to our core operating results, a non-GAAP measure  AIP  Coeur’s Annual Incentive Plan  CAS/OZ  Costs applicable to sales per ounce, a non-GAAP measure  Coeur or the Company  Coeur Mining, Inc.  ESG  Environmental, social and governance  FCF  Free cash flow, a non-GAAP measure  LTIP  Coeur’s Long-Term Incentive Plan  NEOs  Named Executive Officers  OCF  Operating cash flow  PSUs  Performance share units issued under the LTIP  RCF  Coeur’s Revolving Credit Facility  TRIFR  Total Reportable Injury Frequency Rate  TSR  Total stockholder return  YOY  Year-over-year

 2021 Annual Stockholders’ Meeting  6  Voting Matters      Proposal    Coeur Board Voting Recommendation  1  Election of the 9 directors named in the proxy statement  FOR each nominee  2  Ratification of the appointment of Grant Thornton LLP as Coeur’s independent registered public accounting firm for 2021  FOR  3  Approve an amendment to Coeur’s 2018 LTIP to increase the number of authorized shares reserved for issuance under the LTIP by 16.7 million  FOR  4  Vote on an advisory resolution to approve executive compensation  FOR  Annual Meeting    Time and Date  9:30 a.m. local time on Tuesday, May 11, 2021  Place  Virtual - www.virtualshareholdermeeting.com/cde2021   Record Date  March 17, 2021  Voting  Holders of common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Company Overview

Headquartered in Chicago, IL, Coeur Mining (NYSE: CDE) is a well-diversified, growing precious metals producer with a repositioned portfolio, focused on generating sustainable, high-quality cash flow from its North American assets

COEUR MINING®
We pursue a higher standard

Five	**Three**	**Cash Flow & Returns**	**Committed**	**Best-in-class**
quality operations	top jurisdictions	focused	community partner	corporate governance



SILVERTIP
KENSINGTON
WHARF
ROCHESTER
CORPORATE OFFICE
PALMAREJO
PROTECT
COEUR MINING
DELIVER
DEVELOP



Palmarejo
Northern Mexico
Au Ag



Rochester
West-Central Nevada
Ag Au



Kensington
Southeast Alaska
Au



Wharf
Black Hills South Dakota
Au



Silvertip
Northern British Columbia
Ag Zn Pb

NYSE: CDE 7

 Key Messages    RebuiltFoundation  Industry Leader in ESG  Transformational Expansion at Rochester  High-Impact Exploration Growth  Silvertip PotentialRestart  RobustThree-Year Outlook              Coeur has established a healthy culture, developed a solid strategy, and assembled a strong, aligned team to deliver consistent results  The Company is an industry leader in environmental, social and governance practices  The expansion of Rochester is technically sound, provides excellent economics, has a solid funding plan, and is expected to fundamentally reshape Coeur  The Company’s higher-level of exploration investment is a key differentiator and is leading to new discoveries, longer mine lives and higher returns  Recent technical work and exploration results are creating a potentially compelling path forward  The three-year outlook reflects strong returns from the Company’s portfolio followed by an anticipated step change in cash flow post-Rochester expansion

Compelling Strategy Aligned with Stockholder Priorities

COEUR MINING

Coeur's strategy is to safely and responsibly discover, develop and operate a balanced portfolio of quality precious metals assets in low-risk jurisdictions to maximize cash flow, returns and net asset value



Priorities
Purpose
"Why"
Culture
"How"
COEUR MINING
Organization
"Who"
Strategy
"What"
Execution
Accountability
Alignment

- U.S.-based and NYSE-listed, mid-tier gold and silver producer
- Balanced portfolio of assets located solely in North America
- Targeting higher returns on invested capital and strong free cash flow[1] growth via high-impact organic growth
- Industry-leading investment in exploration
- Recognized as industry leader for ESG programs and initiatives
- Approaching key inflection point driven by Rochester expansion
- Approximately $49 million ADTV (~2.2% of market cap)[2]

Protecting the Environment

- Leading tailings management procedures and practices
- Published responsibility report in April 2020
- Recently entered into first-of-its kind sage-grouse habitat agreement in Nevada
- Emissions reductions targets set

Social and Community Impact

- Contributed over $1.25M to community partners during 2020
- Innovative development and diversity initiatives
- First precious metals company to sign CEO Action for Diversity and Inclusion pledge
- 71% of employees from surrounding communities[3]

Governance Performance

- 50% of independent directors are diverse
- Innovative incentive compensation design aligned with stockholders
- ISS "1" Quality Score for Governance
- Proactive stockholder engagement
- Winner of 2020 & 2019 Corporate Secretary Magazine's Best Proxy Statement Award (mid-/small cap)

(1) Free cash flow is defined as cash flow from operating activities less capital expenditures.
(2) ADTV = Average Daily Trading Volume. Data observed over a 90-day trading period. FactSet as of March 31, 2021.
(3) Reflects 2019 data.

NYSE: CDE 9

 Coeur recognizes that people are the key to achieving our strategic goals:Our culture values ethics, diversity, safety, protection of the environment and achievement of our strategic goalsWe seek to recruit, retain and develop employees at all levels who embody our purpose statement and are aligned with our cultureOur leadership team regularly engages with employees and assesses our culture through surveys, town halls with opportunities for employees to ask questions, and development programming, among other effortsWe also conduct robust succession planning at all levels of the organization annually to identify high potential performers, formulate plans to develop future leaders and retain talent  Human Capital Management        

› Responsibility

COEUR MINING®

We continued to advance our ESG initiatives in 2020, including publishing our inaugural Responsibility Report, building on our commitment to Diversity, Equity and Inclusion, progressing climate change initiatives and protecting critical habitat


RESPONSIBILITY REPORT
2019
COEUR MINING

Published *Responsibility Report*

Developed *TCFD Reporting Road Map*

Completed *Community Relations Assessment & Strategic Planning Effort*

Completed *Pay Equity Analysis*

#1

Ranked *Among Peer Group by Sustainalytics, May 2020*

2020 & 2019 ***Winner*** *of Best Proxy Statement (mid-/small cap)*[1]

Winner *of cfi.co, Best Miner Governance, North America 2020*

ISS QualityScore
GOVERNANCE
Highest Rating By
INSTITUTIONAL SHAREHOLDER SERVICES

ISS ***QualityScore*** *of "1" for Governance (Highest Possible)*

Mitchell Krebs, President & CEO, ***named*** *Vice Chair of NMA ESG Task Force*

Korie Hickel, Manager ESG, ***named*** *to SASB Extractives Sector Standards Advisory Group*

ESR Empresa Socialmente Responsable

Coeur Mexicana is an ***11-time recipient*** *of Empresa Socialmente Responsable distinction*

(1) Corporate Secretary's Corporate Governance Awards.

NYSE: **CDE** 11

 Qualified, Diverse Board Nominees    Our Board, which includes a diverse mix of tenures, experiences and skills, is led by an independent chairman, and eight of nine directors are independent

 Qualified, Diverse Board Nominees (cont.)

 Governance & Executive Comp. Continuous Improvement  National Association of Corporate Directors

 2020 Performance Highlights  See non-GAAP reconciliation tables in the appendix to this presentation.  In 2020, we navigated the unprecedented challenges created by COVID-19 and delivered strong financial and operating results while advancing key strategic initiatives to unlock long-term value for stockholders. The health and safety of our employees and the communities where we operate, as well as the protection of the environment continued to be our top priorities.

2020 Performance Highlights (cont.)

COEUR MINING®

- **Continued Strong Environmental, Health and Safety Results** – Coeur's commitment to *Pursue a Higher Standard* led to another year of improved safety and environmental performance. We continued a multi-year trend of companywide reduction in employee and contractor TRIFR, realizing a 9.5% reduction on a three-year trailing average basis, an 11% YOY reduction and a 68% reduction in 2020 compared with 2012. We also achieved a YOY 52% reduction in permit discharge exceedances.
- **Innovative and Effective Response to COVID-19** - Our strong culture allowed us to navigate the challenges presented by the COVID-19 pandemic. We implemented robust health and safety protocols to protect our workforce, their families and the communities where we operate, while also minimizing disruptions to our business. In the second quarter, Palmarejo temporarily suspended active mining and processing activities in accordance with a broad COVID-related government decree. Palmarejo safely ramped down production in response to the decree and then safely ramped back up after the decree was lifted for precious metals mining. We continued to pay Palmarejo employees their full salaries and benefits during the government-mandated shut-down.
- **Strong Operational Performance** - Despite the impacts to production driven by increased health and safety protocols across the organization (including Palmarejo) in response to COVID-19, Coeur achieved consolidated and site-level full-year production guidance for both gold and silver, producing 355,678 gold ounces and 9.7 million silver ounces. We delivered unit costs within or below guidance at three of four sites and on a Companywide basis, and consolidated capital expenditures, exploration and general and administrative expenses were also below or within guidance ranges.
- **Improved Financial Performance** - The Company reported revenue of $785.5 million, net income of $25.6 million and adjusted EBITDA[1] of $263.4 million. Revenue and adjusted EBITDA[1] increased 10% and 51%, respectively, YOY. OCF and FCF[1,2] of $148.7 million and $49.4 million represented YOY increases of $56.8 million and $57.3 million, respectively. These notable year-over-year improvements reflect strong operational performance and the benefit of higher precious metals prices during the second half of the year. The Kensington and Wharf mines both generated record annual OCF.

(1) Adjusted EBITDA and FCF are non-GAAP measures. See non-GAAP reconciliation tables in the Appendix to this presentation.
(2) FCF is defined as cash flow from operating activities less capital expenditures.

NYSE: CDE 16

2020 Performance Highlights (cont.)

COEUR MINING

- **Key Milestones in Rochester POA 11 Expansion[1]** – The Company made significant progress on the POA 11 expansion project at the Rochester mine. During 2020, the Company received key permits for the project, advanced engineering and procurement work, began early-stage construction and began establishing project-specific infrastructure. In December, Coeur announced further details of the expansion in an updated technical report, including an 18-year, reserve-based mine life and plans for average annual silver and gold production of more than 8 million oz and 80,000 oz, respectively, and average annual FCF[2] of over $100 million, for the initial 10 years following the expansion. Together with lower expected operating costs, these improvements are projected to lead to significantly higher cash flow.
- **Strengthened Balance Sheet** – We reduced debt, strengthened the balance sheet and bolstered liquidity. In April, we established a $100 million at-the- market equity offering program to provide additional liquidity, if needed, in response to uncertainty regarding COVID-19. As of December 31, 2020, no shares had been sold under the program. We also increased the capacity of the RCF by $50 million to $300 million and repaid all outstanding borrowings under the RCF as of year-end.
- **Record Exploration Program and Mineralization Growth**
  - We completed the largest exploration program in Company history, investing approximately $50.6 million and drilling approximately 783,200 feet, which represented YOY increases of 68% and 49%, respectively.
  - The 2020 exploration program drove strong reserve and mineralization growth, including a 22% and 42% companywide increase in our gold and silver reserves, respectively, and a significant increase in Silvertip's base of silver, zinc and lead measured and indicated mineralized material.
- **Progress Towards Silvertip Expansion** - During 2020, the Company completed a prefeasibility study to evaluate a potential mill expansion to improve the economics of the operation and invested in the largest and most successful exploration program in the history of the property which drove YOY increases in silver, zinc and lead measured and indicated mineralized material of 50%, 45% and 50%, respectively. In 2021, the Company plans to continue evaluating the potential expansion and restart of Silvertip and to release the results of an updated technical report in the second half of the year.

(1) For additional information on the expansion of Rochester, Canadian investors should refer to the latest Technical Report for Rochester on file at www.sedar.com.
(2) FCF is defined as cash flow from operating activities less capital expenditures.

NYSE: CDE 17

 2020 Executive Compensation Philosophy  The three internal performance share metrics are subject to a relative TSR modifier that adjusts payouts +/- 25% for top or bottom quartile performance compared to peers.Tied to achievement of Rochester and Silvertip expansion projects (split 20% Rochester and 10% Silvertip) and year-end 2022 net asset values for Rochester and Silvertip.  ► Drive performance against critical strategic goals designed to create long-term stockholder value► Pay our executives at a level and in a manner that attracts, motivates and retains top executive talent

 2020 Executive Compensation Practices

 2020 CEO Compensation Tied to Stockholder Returns      57% of compensation linked to stock performance  (Based 100% on Company Performance)

 2020 Compensation Results Aligned with Performance

 2020 Compensation Results Aligned with Performance (cont.)

 2020 Executive Compensation – Actual Pay Compared to Target    Coeur’s multiyear performance-linked pay aligned with stockholder returns  Our NEO compensation program is structurally designed to be a strong performance-based program. In the case of the CEO, 81% of his target compensation is structured to be delivered through some form of performance-based or “at-risk” compensation; only 19% is fixed, delivered through base salary.This graph demonstrates alignment by showing three-year target value for performance and “at-risk” elements as well as the actual value realized from those compensation elements, equal to actual 2018-2020 AIP, plus the value of the PSUs for the 2018-2020 performance period that paid out in early 2021, valued as of December 31, 2020, the last date of the performance period, plus the value of restricted stock granted in 2018, 2019 and 2020, valued as of December 31, 2020, including shares not yet vested. The CEO’s actual value of compensation from performance based and “at-risk” elements was 18% higher than the target value. During this same period, our stock price increased by 38%. We believe this demonstrates alignment of pay and performance.

 Continued Strong Stockholder Engagement in 2020

 Select Compensation Program Changes for 2020 and 2021  Two new performance share metrics were introduced for the 2020 LTIP award: three-year ROIC and achievement of milestones related to the Rochester and Silvertip expansion projects, which are both strategically critical long-term projects. The 2020 LTIP awards also include shares of restricted stock and performance shares tied to growth in reserves and mineralized material. The 2021 performance share award similarly will be allocated among each of three-year ROIC, three-year growth in reserves and mineralized material, achievement of POA 11 milestones at Rochester and Silvertip expansion and re-start milestones. 2021 AIP will consist of the same components as 2020 except for the environmental component which will measure both decrease in significant spills and decrease in permit discharge exceedances.

 Risk Oversight    The Board is responsible for overseeing management’s mitigation of major risks facing Coeur, including, but not limited to:  In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee, the Environmental, Health, Safety and Corporate Responsibility Committee, the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee

 ESG Highlights

COEUR MINING

What Matters to Coeur

Environmental

- Climate Change
- Greenhouse Gas Emissions
- Water Stewardship
- Waste Minimization
- Biodiversity
- Tailings Management
- Closure Planning

Social

Human Capital Management

- Fair Employment Practices and Equal Opportunity
- Training and Development
- Health, Safety & Security

Society

- Investment in Local Communities
- Indigenous Rights
- Human Rights

Governance

- Ethics and Governance
- Compliance
- Anti-Corruption

PROTECT

Our People, Places, Planet

DEVELOP

Quality Resources, Growth, Plans

DELIVER

Impactful Results Through Teamwork

NYSE: CDE 28

 Community Relations & Indigenous Rights  The Company has the highest regard for the dignity, well-being and rights of the communities in which it operates, as well as all of its indigenous partners. Coeur is proud of the relationships it has built, the agreements it has in place and looks forward to working together with its community partners for years to come    1996  2012  2013  2021  2017  Berners Bay Consortium (Kensington)  Chinipas (Palmarejo)  Palmarejo & Guazapares (Palmarejo)Kaska Nations (Silvertip)  Guerra Al Tirano (Palmarejo)  Tahltan Nation (Silvertip)          We Pursue a Higher Standard

   Benefits of Community Agreements  Coeur’s community agreements lay the foundation for strong partnerships and shared benefits between the Company and its community partners    Selected Examples of Key Benefits  Preferential Hiring    Scholarships    Right to Bid for Contracts    Direct Payments    Business Development    Training    Internships

Precious Metals Are *Coeur* to Everyday Life

COEUR MINING

Coeur is an important part of the supply chains for gold and silver. Due to their unique properties, gold and silver have countless innovative uses that shape the way we live today and enable a more sustainable, healthier tomorrow

Au

Coeur's Palmarejo, Rochester, Kensington and Wharf mines produce gold, which is a critical component of:

Medical Devices
COVID-19 diagnostic test kits, pacemakers, CAT scan equipment and others

Electronics
Nanotechnology and touch screen monitors

Electrification Devices
Batteries and circuit boards

Transportation
GPS technology and catalytic converters in motor vehicles

Ag

Coeur's Palmarejo and Rochester mines produce silver, which is a critical component of:

Medical Devices
Bandages, pharmaceuticals and anti-microbial coating for equipment

Renewable Energy
Photovoltaic cells in solar panels

Household Items
Mirrors, clothing and jewelry

Public Health
Water purification systems

Source: Mining Association of Canada, MineralsMakeLife.org, The National Mining Association and The United States Geological Survey (USGS).

NYSE: CDE 31

Committed to Diversity and Inclusion

COEUR MINING

"The tragic death of George Floyd and other horrific events serve as stark reminders that, as a society, much work remains to be done to address racism and the conscious and unconscious biases that enable its existence. At Coeur, we are committed to fostering diversity and inclusion at our company and in our communities."

–Mitchell J. Krebs, President & CEO

CEO ACTION FOR DIVERSITY & INCLUSION

- First and only precious metals mining CEO to sign the CEO ACTION for Diversity & Inclusion pledge
- Hosted a Day of Understanding in early 2020
  - Created platform for open dialogue and meaningful conversations on diversity and inclusion
- Planning second Day of Understanding for April 2021

COEUR HEROES

- Designed to highlight and engage members of the military
- Allows service members to use the special skills developed during their time of service to help make a difference at Coeur's operations
- Provided 72 career opportunities to current and former U.S. Military personnel in 2020

BY THE HAND CLUB FOR KIDS

- Coeur sponsored 'reading playoffs' event for four consecutive years
- Expanding partnership to include: COVID-19 response and staff diversity training
- Hosting "Learn about Geology with Coeur Mining" sessions
  - Students virtually learn from Coeur's geologists about mining as a career and explore their own geology kits

NSBE NATIONAL SOCIETY OF BLACK ENGINEERS

- Partnering with National Society of Black Engineers
- Sponsoring Summer Engineering Experience for Kids program
  - Providing learning opportunities and access to STEM education
- Partnering with NSBE chapters at universities throughout the country for virtual career fairs, summer internships and apprenticeships

NYSE: CDE 32

 Coeur’s principal objective to help combat COVID-19 is to safeguard the health, safety and well-being of its workforce, their families and the communities where the Company operates   COVID-19 Response and Decision-Making Approach  Guidance from key agencies  U.S. Centers for Disease Control and Prevention  World Health Organization   Federal, state and local authorities     Coeur COVID-19 Committee  Safeguarding the health, safety and well-being of workforce, families and communities   Minimizing business interruption     Mexican and Canadian public health officials

Activities to Protect People and Places During COVID-19

COEUR MINING

People	Social distancing and enhanced cleaning Multilayered testing strategy Traditional contact tracing complemented by wearable technology Remote work for office employees Only essential business travel Pre-work and on-site health screenings Regular CEO and executive communications; talking points for local leaders Sick leave policies cover bonus payments to camp employees affected by extended schedules and quarantine
Places	Partner with communities in communication and response efforts Greatly reduced travel, limiting community risk of exposure Implementing company-provided testing and contact tracing organization-wide Donations, including PPE and supplies for vulnerable community members Palmarejo clinic open to the public

NYSE: CDE 34

 Industry-Leading Safety Performance  Coeur has held the National Mining Association CORESafety certification since 2017  Lost-Time Injury Frequency Rate  Source(s): U.S. Department of Labor Mine Safety and Health Administration (MSHA): Metal Operators Mine Safety and Health Statistics. Injuries per 200,000 employee-hours worked.Includes both Coeur employees and contract workers.MSHA data January to September 2020 (preliminary).  Total Reportable Injury Frequency Rate  Industry average1    Coeur Mining2    Industry average1    Coeur Mining2    Coeur’s injury frequency rate remains significantly below industry averages  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  3  3

Demonstrating Our Commitment

COEUR MINING®

Governance Practices

- **Board Refreshment and Succession Planning**
  - Two new independent directors added to the Board in February 2018 and four directors – 50% of independent directors – added in last eight years
    - Also added a new independent director in early 2019, who recently had to resign in connection with a new professional position that did not allow outside board service
  - Active Board succession planning and refreshment
- **Robust Board and Committee Evaluations**
  - Annual evaluations promote Board and Board committee effectiveness
  - Chairman's one-on-one meetings with each director promote candor, effectiveness and accountability
- **No Related Party Transactions**
  - No related person transactions with directors or executive officers
- **Board-Level Risk Oversight**
  - The Board and Board committees take an active role in the Company's risk oversight and risk management processes
- **Active Stockholder Engagement**
  - During 2020, Coeur continued its proactive and robust stockholder outreach efforts on governance, executive compensation and other matters, contacting all institutional stockholders of 0.15% or more
- **Clawback Policy**
  - Added officer misconduct to the scope of clawback policy in addition to financial restatement-driven events

Stockholder Rights

- **Annual Election of Directors**
  - All directors are elected annually for one-year terms
- **Majority Voting for Director Elections**
  - Majority voting in uncontested director elections with a resignation policy
- **Stockholder Right to Call Special Meetings**
  - Stockholders owning 20% or more of Coeur's common stock have the right to call a special meeting of the Stockholders
- **No Poison Pill**
  - Coeur does not have a poison pill or similar anti-takeover defenses in place
- **Proxy Access**
  - Proactively adopted proxy access in March 2019, which allows stockholders who have satisfied specified requirements under the Company's Bylaws to include director nominees in the Company's proxy statement and form of proxy (greater of two nominees or 20% Board seats)

NYSE: CDE 36

 Appendix

 Non-GAAP to U.S. GAAP Reconciliation (cont.)  Adjusted EBITDA  Unaudited  ($ thousands)  2020  2019  Net income (loss)  $25,627  ($341,203)  Income (loss) from discont. ops., net of tax  -  (5,693)  Interest expense, net of capitalized interest  20,708  24,771  Income tax provision (benefit)  37,045  (11,129)  Amortization  131,387  178,876  EBITDA  $214,767  ($154,378)  Fair value adjustments, net  (7,601)  (16,030)  Foreign exchange (gain) loss  2,245  4,346  (Gain) loss on sale of assets and securities  2,484  714  (Gain) loss on debt extinguishment  -  1,282  Interest income on notes receivables  -  (198)  Novation  3,819  --  Silvertip inventory write-down  13,717  64,610  Silvertip temporary suspension costs  7,164  -  Silvertip lease modification  (4,051)  -  Silvertip gain on contingent consideration  (955)  -  COVID-19 costs  15,555  -  Asset retirement obligation accretion  11,754  12,154  Inventory adjustments and write-downs  4,467  9,500  Impairment of long-lived assets  -  250,814  Write-downs  -  1,040  Adjusted EBITDA  $263,365  $173,854  Revenue  $785,461  $711,502  Adjusted EBITDA Margin  34%  24%

Non-GAAP to U.S. GAAP Reconciliation (cont.)

COEUR MINING

Free Cash Flow

Unaudited

($ thousands)	2020	2019
Cash flow from operating activities	$148,709	$91,880
Capital expenditures	(99,279)	(99,772)
Free cash flow	**$49,430**	**($7,892)**

Costs Applicable to Sales

12 months ended December 31, 2020

Unaudited

($ thousands, except metal sales, per ounce and per pound amounts)	Palmarejo[1]	Rochester	Kensington	Wharf	Silvertip	Total	Total Excluding Silvertip
Costs applicable to sales, including amortization (U.S. GAAP)	$143,983	$100,418	$171,204	$102,108	$26,580	$544,293	$517,713
Amortization	(37,603)	(14,306)	(49,477)	(12,473)	(8,923)	(122,782)	(113,859)
Costs applicable to sales	**$106,380**	**$86,112**	**$121,727**	**$89,635**	**$17,657**	**$421,511**	**$403,854**
Metal Sales							
Gold ounces	93,898	26,257	124,793	94,379		339,327	339,327
Silver ounces	5,426,875	3,054,139		113,790	158,984	8,753,788	8,594,804
Zinc pounds					3,203,446	3,203,446	-
Lead pounds					2,453,485	2,453,485	-
Costs applicable to sales							
Gold ($/oz)	$589	$1,377	$975	$923		$931	$895
Silver ($/oz)	$9.41	$16.35			NM[2]	$12.06	$11.65
Zinc ($/lb)					NM[2]		
Lead ($/lb)					NM[2]		

(1) Includes full-year 2020 financial and production results excluding the second quarter of 2020.
(2) Due to the temporary suspension of mining and processing activities these amounts are not meaningful.

NYSE: CDE 39

Non-GAAP to U.S. GAAP Reconciliation (cont.)  Unaudited  Costs Applicable to Sales12 months ended December 31, 2019  ($ thousands, except metal sales,per ounce and per pound amounts)  Palmarejo  Rochester  Kensington  Wharf   Silvertip  Total  Costs applicable to sales, including amortization (U.S. GAAP)  $201,306   $118,246   $170,194   $92,969   $145,496   $728,211   Amortization   (59,379)   (18,041)   (50,592)   (12,280)   (36,738)   (177,030)  Costs applicable to sales  $141,927   $100,205   $119,602   $80,689   $108,758   $551,181                 Metal Sales               Gold ounces   116,104    36,052    130,495    84,999      367,650   Silver ounces   6,841,380    3,844,556      64,161    1,164,470    11,914,567   Zinc pounds           18,154,521    18,154,521   Lead pounds           16,487,847    16,487,847                 Costs applicable to sales              Gold ($/oz)  $685   $1,246   $917   $937     $878   Silver ($/oz)  $9.13   $14.38       $31.92   $16.69   Zinc ($/lb)          $2.34     Lead ($/lb)          $1.76

 Executive Leadership  Mitchell J. Krebs – President and Chief Executive Officer. During his twenty-year tenure with Coeur, Mr. Krebs has led nearly $2 billion in capital raising and debt restructuring activities and has facilitated over $2 billion of acquisitions and divestitures. Mr. Krebs was previously Coeur‘s Chief Financial Officer and held various positions in the corporate development department, including Senior Vice President of Corporate Development. Mr. Krebs is a Director of Kansas City Southern and the National Mining Association, is on the Board of World Business Chicago, and was formerly President of the Silver Institute.Thomas S. Whelan – Senior Vice President and Chief Financial Officer. Prior to joining Coeur, Mr. Whelan served as CFO of Arizona Mining Inc. from September 2017 to August 2018, when the company was acquired from South32 Limited. Previously, Mr. Whelan served as CFO for Nevsun Resources Ltd. from January 2014 to August 2017. He is a chartered professional accountant and was previously a partner with the international accounting firm Ernst & Young (“EY”) LLP where he was the EY Global Mining & Metals Assurance sector leader, the leader of the EY Assurance practice in Vancouver and previously EY’s Canadian Mining & Metals sector leader. Mr. Whelan graduated with a Bachelor of Commerce from Queen’s University.Michael “Mick” Routledge – Senior Vice President and Chief Operating Officer. Mr. Routledge has over 20 years’ experience with Rio Tinto in various roles beginning in 1987, including as the Chief Operating Officer (2011-2012) and Vice President HSE, Projects & Operational Value (2012-2014) of the Kennecott Utah Copper mine and served as the Chief Operating Officer of Asahi Refining from 2015 to 2017. As the Senior Director of Operational Excellence at Anagold Madencilik from 2017 to 2020, Mr. Routledge designed and implemented an operational excellence program for the Copler District in Turkey. Most recently, Mr. Routledge served as the Vice President of Major Projects and Studies of Alacer Gold Corp. since February 2020. Mr. Routledge currently chairs the Health & Safety Division Executive Committee for the Society for Mining, Metallurgy & Exploration board. He received an undergraduate degree from the University of Sunderland, England in Electrical and Control Engineering and received his MBA with a focus on business and strategic transformation from Henley Management College in England.Terry F.D. Smith. – Senior Vice President and Chief Development Officer. Mr. Smith joined Coeur in 2013 as the Vice President of North American Operations. Prior to joining Coeur, he served as Vice President of Project Development and Assessments of Hunter Dickenson Inc. Mr. Smith has managed projects ranging from scoping to the feasibility level, coordinated field investigations, metallurgy laboratory testing, and engineering design. He also has significant experience in strategic project planning and due diligence reviews for potential acquisitions including environmental, metallurgical, geotechnical and mining inputs. Mr. Smith has also served as Manager of Operations Support for Barrick Gold Corporation in Toronto and as Senior Mining Engineer for Teck Cominco Ltd. in Vancouver. Mr. Smith holds a Bachelor of Mining Engineering from Laurentian University in Sudbury, Ontario.Casey M. Nault – Senior Vice President, General Counsel, and Secretary. Mr. Nault has over 20 years of experience as a corporate and securities lawyer, including prior in-house positions with Starbucks Corporation and Washington Mutual, Inc. and law firm experience with Gibson, Dunn & Crutcher. His experience includes securities compliance and SEC reporting, corporate governance and compliance, mergers and acquisitions, public and private securities offerings, other strategic transactions, general regulatory compliance, cross-border issues, land use and environmental issues, and overseeing complex litigation.Hans J. Rasmussen – Senior Vice President, Exploration. Mr. Rasmussen has 30 years of experience in the mining business, 16 years of which were with senior producers Newmont Mining and Kennecott/Rio Tinto; as well as serving as a consultant for senior producers such as BHP, Teck-Cominco, and Quadra Mining. From 2004 to 2013, he was an officer or served on the Board of Directors of several junior public exploration companies with gold and silver projects in Quebec, Nevada, Argentina, Chile, Colombia, Peru, and Bolivia, including serving on the Board of Directors of Atex Resources Inc. (formerly known as Columbia Crest Gold Corp.) since 2006.Emilie C. Schouten – Senior Vice President, Human Resources. Ms. Schouten has 15 years of experience in Human Resources, starting her career in General Electric, where she graduated from GE’s Human Resources Leadership Program. After 6 years as an HR Manager with GE, her division was acquired by the world’s largest electrical distribution company, Rexel, and Ms. Schouten went on to become the Director of Training and Development. Ms. Schouten has her B.A. in Sociology from Michigan State University and her M.S. in Industrial Labor Relations from University of Wisconsin-Madison.

 Board of Directors  Robert E. Mellor – Independent Chairman of the board of Monro, Inc. (auto service provider) since June 2017, and appointed Interim Chief Executive Officer in August 2020. Previously Mr. Mellor was lead independent director from April 2011 to June 2017 and a member of the board of directors since August 2010; Former Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; former member of the board of directors of CalAtlantic Group, Inc. (national residential home builder) from October 2015 to February 2018, when CalAtlantic was acquired by Lennar Corporation; former member of the board of directors of the Ryland Group (national home builder, merged with another builder to form CalAtlantic) from 1999 to October 2015; and former member of the board of directors of Stock Building Supply Holdings, Inc. (lumber and building materials distributor) from March 2010 until December 2015 when it merged with another company. He was recently named a 2020 National Association of Corporate Directors Directorship 100 honoree.Mitchell J. Krebs – President and Chief Executive Officer. See prior slide.Linda L. Adamany – Member of the board of directors of Jefferies Financial Group (formerly known as Leucadia National Corporation), a diversified holding company engaged in a variety of businesses, since March 2014, and a member of the board of directors of Jefferies Group LLC and Jefferies International Limited, wholly-owned subsidiaries of Jefferies Financial Group Inc., since November 2018 and March 2021, respectively; non-executive director of BlackRock Institutional Trust Company since March 2018; non-executive director of the Wood plc from October 2017 to May 2019; non-executive director of Amec Foster Wheeler plc, an engineering, project management, and consultancy company, from October 2012 until the Company was acquired by Wood plc in October 2017; member of the board of directors of National Grid plc, an electricity and gas generation, transmission, and distribution company, from November 2006 to November 2012. Served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc's Refining & Marketing segment, a $45 billion business at the time. She was recently selected as one of Women Inc. Magazine's 2018 Most Influential Corporate Directors.Sebastian Edwards – Henry Ford II Professor of International Business Economics at the Anderson Graduate School of Management at the University of California, Los Angeles (UCLA) from 1996 to present; Co-Director of the National Bureau of Economic Research’s Africa Project from 2009 to present; taught at IAE Universidad Austral in Argentina and at the Kiel Institute from 2000 to 2004; Chief Economist for Latin America at the World Bank Group from 1993 to 1996. Currently a Member of the Board of Moneda Asset Management, an investment management firm in Chile, and Centro de Estudios Públicos, Chile.Randolph E. Gress – Retired Chairman (November 2006 until January 2016 and director from August 2004 until January 2016) and Chief Executive Officer (from 2004 until December 2015) of Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional specialty ingredients for the food, beverage, dietary supplements, pharmaceutical, and industrial end markets. Mr. Gress was with Innophos since its formation in 2004, when Bain Capital purchased Rhodia SA's North American specialty phosphate business. Prior to his time at Innophos, Mr. Gress was with Rhodia since 1997 and held various positions including Global President of Specialty Phosphates (with two years based in the U.K.) and Vice-President and General Manager of the NA Sulfuric Acid and Regeneration businesses. From 1982 to 1997, Mr. Gress served in various roles at FMC Corporation including Corporate Strategy and various manufacturing, marketing, and supply chain positions.Eduardo Luna – Chairman of the Board of Rochester Resources Ltd., Mr. Luna has spent over forty years in the precious metals mining industry and has held prior senior executive and board positions at several companies including Industrial Peñoles, Goldcorp Inc., Luismin SA de CV, Wheaton River Minerals Ltd., Alamos Gold Inc., Dyna Resource, Inc. and Primero Mining Corp. He is currently the Chairman of the board of directors of Rochester Resources Ltd., a junior natural resources company with assets in Mexico. He is also a member of the Board of Directors of Wheaton Precious Metals Corp. Mr. Luna is the former President of the Mexican Mining Chamber and a former President of the Silver Institute. He was recently inducted into the Mexico Mining Hall of Fame and serves as Chairman of the Advisory Board of the Faculty of Mines at the University of Guanajuato where he received a degree in Mining Engineering.

 Board of Directors (cont.)  Jessica L. McDonald – Ms. McDonald has extensive leadership experience in both the public and private sectors and currently serves as a member of the Board of Directors of Hydro One Limited. She served as the President and Chief Executive Officer of BC Hydro and Power Authority, a clean energy utility with over $5.5 billion in annual revenues and more than 5,000 employees, from May 2014 to July 2017. She was the Chair of Canada Post Corporation from December 2017 to July 2020 and was interim President and Chief Executive Officer from April 2018 until March 2019. From October 2017 to March 2020, she was a member of the Board of Directors of Trevali Mining Corporation and served as Chair from March 2019 to March 2020. Since 1991, Ms. McDonald has held many senior positions in the British Columbia provincial government, including Deputy Minister to the Premier, Cabinet Secretary and Head of the BC Public Service. She has been selected as a Mentor at the Trudeau Foundation and named to Canada’s Top 100 Most Powerful Women Hall of Fame. She also recently became a visiting fellow at Stanford University's Center for Energy Policy and Finance and was recently appointed to the Member Council of Sustainable Development Technology Canada.John H. Robinson – Chairman of Hamilton Ventures LLC since founding the firm in 2006. Chief Executive Officer of Nowa Technology, Inc. (development and marketing of environmentally sustainable wastewater treatment technology) from 2013 to 2014. Chairman of EPC Global, Ltd. (engineering staffing company) from 2003 to 2004. Executive Director of Amey plc (British business process outsourcing company) from 2000 to 2002. Vice Chairman of Black & Veatch Inc. (engineering and construction) from 1998 to 2000. Mr. Robinson began his career at Black & Veatch and was Managing Partner prior to becoming Vice Chairman. He is a member of the Board of Directors of Alliance Resource Partners, L.P. (coal mining) and Olsson Associates (engineering consulting). He was a member of the Board of Directors of Federal Home Loan Bank of Des Moines (financial Services) from 2007 to 2019.J. Kenneth Thompson – Chairman of Pioneer Natural Resources Company (oil and gas) and member of the board of directors of Alaska Air Group, Inc. (parent company of Alaska Airlines, Virgin America Airlines and Horizon Air), presiding (Lead) Director of Tetra Tech, Inc. (engineering consulting). President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present, with a principal holding in Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China, and Singapore from 1998 to 2000.

 Contact Information  Corporate Office    Coeur Mining, Inc.104 S. Michigan Ave., Suite 900Chicago, IL 60603    Main Telephone    +1 (312) 489-5800    Stock Ticker    CDE: NYSE    Website    www.coeur.com    Contact    Paul DePartoutDirector, Investor Relationsinvestors@coeur.com